Exhibit 8.1

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

June 26, 2018

Board of Directors

Cottonwood Communities, Inc.

6340 South 3000 East

Suite 500

Salt Lake City, Utah 84121

Re: Tax Opinion for Real Estate Investment Trust Status and Registration Statement on Form S-11 (SEC File No. 333-215272)

Ladies and Gentlemen:

We have acted as counsel to Cottonwood Communities, Inc., a Maryland corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) relating to the proposed offering of up to $750 million of shares of common stock, $0.01 par value per share. This opinion letter is furnished at the request of the Company so that the Registration Statement may fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(8).

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement;

(2)

the Company’s Articles of Amendment and Restatement (the “Charter”) as filed as an exhibit to the Registration Statement and as filed by the Company with the Maryland State Department of Assessments and Taxation;

(3)	the Company’s Bylaws, as filed as an exhibit to the Registration Statement (the “Bylaws”);

(4)	the Agreement of Limited Partnership of Cottonwood Communities O.P., L.P. (the “Operating Partnership”), as amended; and

(5)	such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the Company’s certificate, dated as of the date hereof, executed by a duly appointed officer of the Company,

setting forth certain representations relating to the organization and present and proposed operation of the Company, the Operating Partnership, and their respective subsidiaries.

For purposes of our opinions, we have not made an independent investigation of the facts set forth in the Reviewed Documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the Reviewed Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”),1 the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the assumption that the Company, the Operating Partnership and their respective subsidiaries (if any) will each be operated in the manner described in the Charter, the Bylaws, the Agreement of Limited Partnership of the Operating Partnership, and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could

1 “Section” references herein refer to sections of the Code unless otherwise noted.

affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable.

The Company’s qualification and taxation as a real estate investment trust under Sections 856 through 860 (a “REIT”) will depend upon the ability of the Company to meet on a prior and an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) and the provision included in Section 856(c)(4) (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857. Our opinions set forth below do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions,” which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification for a taxable year. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Based upon and subject to the foregoing, we are of the opinion that:

1.

the Company’s organization and current and proposed method of operation will enable it to be taxed as a REIT pursuant to Sections 856 through 860, commencing with its taxable year ending December 31, 2018, which may be extended to December 31, 2019, in the discretion of the Company’s board of directors, and

2.

the discussion in the Registration Statement, under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct and complete in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or the Operating Partnership, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the discussion in the Registration Statement under the heading “Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended (the “Act”), pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R ss. 229.601(b)(8), and to the references to DLA Piper LLP (US) contained in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA Piper LLP (US)

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